Exhibit 99.1
Contact:
    John L. McManus
    President and Chief Executive Officer
    (949) 481-9825

Aeolus Pharmaceuticals Announces Third Quarter Financial Results

Laguna Niguel, California, August 11, 2007 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS) announced today financial results for three months ended June 30, 2007.  Aeolus reported a net loss attributable to common stockholders of $509,000, or $0.02 per share, for the three months ended June 30, 2007, compared to a net loss attributable to common stockholders of $3,178,000, or $0.17 per share, for the three months ended June 30, 2006.  The higher net loss for the quarter ended June 2006 principally reflects a $2.2 million charge associated with an increase in the fair value of common stock warrants.  The loss from operations during the quarter improved from $943,000 in the quarter ended June 2006 to $512,000 in the quarter ended June 2007.

For the nine months ended June 30, 2007, the Company reported a net loss attributable to common stockholders of $2,002,000, or $0.07 per share, compared to a loss attributable to common stockholders of $5,595,000, or $0.36 per share, for the nine months ended June 30, 2006.

“Results for the quarter and year to date reflect our continued success in reducing overhead costs, so that our financial resources can be focused on the development of our compounds,” stated John L. McManus, President and Chief Executive Officer.  “During the upcoming quarter we expect that important studies of our lead compound AEOL 10150 as a potential protective agent against mustard gas exposure will be completed and we will continue the planning and regulatory work necessary to launch our first study of AEOL 10150 as a protector of healthy normal cells in cancer radiation therapy.  With the funding we secured during the past quarter, we will also begin the studies necessary for filing an IND for our second compound, AEOL 11207, which we intend to develop as a treatment for Parkinsons disease, and initiate studies of several other oral pipeline compounds for the treatment of colitis.”

Research and development expenses were lower during the third quarter of fiscal year 2007 when compared to fiscal year 2006 as the Company’s activities were focused on preparing for a proposed clinical trial for AEOL 10150 as a radiation protection agent.  During the three months ended June 30, 2006, the Company’s primary operational focus and R&D spending was on conducting the Phase I multiple dose clinical trial for the treatment of ALS.

General and administrative expenses were lower during the third quarter of fiscal year 2007 when compared to fiscal year 2006 due to a lower level of employee compensation and efforts to decrease the level of services provided by consultants resulting in a lower level of consulting expenses.

As of June 30, 2007, the Company had $2,173,000 in cash and cash equivalents and 31,953,000 shares outstanding.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds.     Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue
Grant income	$-	$-	$-	$92

Costs and expenses:
Research and development	192	419	869	2,677
General and administrative	320	524	1,396	1,571
Total costs and expenses	512	943	2,265	4,248

Loss from operations	(512)	(943)	(2,265)	(4,156)
Interest income (expense), net	3	(10)	38	(29)
Equity in income of CPEC LLC	-	-	-	433
Other income	-	17	225	53
Increase in fair value of common stock warrants	-	(2,216)	-	(1,815)

Net loss	(509)	(3,152)	(2,002)	(5,514)

Preferred stock dividend accreted	-	(26)	-	(81)

Net loss attributable to common stockholders	$(509)	$(3,178)	$(2,002)	$(5,595)

Net loss per weighted share attributable to common stockholders:
(basic and diluted)	$(0.02)	$(0.17)	$(0.07)	$(0.36)

Weighted average common shares outstanding:
Basic and diluted	30,429	18,234	29,661	15,450

Selected Balance Sheet Items:
(in thousands)
	June 30, 2007	September 30, 2006

Cash and cash equivalents	$2,173	$3,324
Total assets	$2,597	$3,554
Stockholders' equity	$1,958	$1,707